Exhibit 99.1

MAXIMUS REPORTS FIRST QUARTER EPS OF $0.42

(RESTON, Va. –   February 4, 2004) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services to government, today reported results for its fiscal 2004 first quarter ended December 31, 2003.

Key Highlights

•                  Revenue for the three-month period ended December 31, 2003 of $138.9 million, and diluted earnings per share (EPS) of $0.42 for the first quarter,

•                  Days sales outstanding of 87 days,

•                  Cash from operations of $16.0 million for the first quarter, with an ending balance of cash and cash equivalents of $143.4 million at December 31, 2003, and

•                  Operations successfully launched January 1, 2004, on the California Healthy Families project

Revenue for the first quarter increased 4.7% to $138.9 million from $132.7 million in the same quarter last year.  Sequentially, this compares to revenue in the fiscal 2003 fourth quarter of $153.2 million, which included higher than normal product resale revenue of approximately $13.4 million.  Year-over-year organic growth for the first quarter was 2.4%.  Net income for the period totaled $9.1 million, or $0.42 per diluted share, compared to net income of $10.1 million, or $0.47 per diluted share, for the same quarter last year.  Net income in the fiscal 2003 fourth quarter was $9.4 million, or $0.44 per diluted share.  The declines in net income are primarily a result of ongoing weakness within the Management Services segment.

Dr. David V. Mastran, Chief Executive Officer, commented, “First quarter results were consistent with our expectations, with most of our business segments experiencing continued growth or maintaining solid performance levels during the period.  Noteworthy double-digit revenue gains on a year-over-year basis were realized in the Financial Services and Systems segments as a result of contracts awarded throughout fiscal 2003.  We are equally pleased with the successful launch of the California Healthy Families project.  A special thanks to all the MAXIMUS and California employees who worked very hard to make this key success happen.”

Effective October 1, 2003, MAXIMUS implemented certain organizational and management changes to more closely reflect its internal infrastructure.  As such, the Company’s financial reporting has been modified to reflect these changes.  Health, Human Services, and Systems remain as reporting segments while Consulting has been divided into Financial Services and Management Services.

Health Operations Segment

Health Services revenue in the first quarter was $39.5 million, compared with revenue of $41.0 million on a year-over-year basis and consistent with fiscal 2003 fourth quarter revenue of $39.5 million.  MAXIMUS successfully launched operations on the California Healthy Families project on January 1, 2004, as planned.  The project will begin contributing revenue starting in the second fiscal quarter and is expected to generate approximately $40.0 million of revenue in fiscal 2004.

Human Services Operations Segment

Human Services revenue was $39.3 million compared to $36.7 million reported for the same period last year and compared to $50.8 million, which included approximately $13.4 million in non-recurring product resale revenue, reported last quarter.  Importantly, the segment realized modest operating profitability gains with operating margin improving to 4.7% in the first quarter compared to 3.3% reported last quarter.

Financial Services Consulting Segment

Financial Services revenue grew 17% to $19.3 million compared to $16.5 million reported in the first quarter of last year and consistent with fiscal 2003 fourth quarter revenue of $19.1 million.  The year-over-year increase was driven by several new revenue maximization and school-based claiming contracts awarded to MAXIMUS throughout fiscal 2003.  Demand for the Company’s contingency-based, revenue-generating programs continues to grow as state and local governments seek additional revenue sources to contend with budget constraints.

Management Services Consulting Segment

Management Services revenue was $10.4 million in the first quarter of 2004, versus $14.2 million for the same period last year and $11.6 million for the fourth fiscal quarter of 2003.  The segment has experienced continued weakness in demand for certain services and its underperformance was a key consideration in the realignment of the reporting structure as it enables the Company to intensely focus on improving the segment’s performance.

Systems Segment

As part of the aforementioned organizational changes, the Systems segment now includes the Educational Systems division, which offers the proprietary SchoolMAX™ student information system, and the Children’s Services division, which implements statewide automated child welfare information systems (SACWIS).  Both had previously been reported under the Management Consulting segment.   Systems revenue increased 25% to $30.3 million for the first quarter, on the strength of new contract wins particularly in the areas of ERP, Asset, and Justice Solutions, compared to $24.3 million reported for the same quarter last year.  The sequential decline from revenue of $32.3 million reported in the fourth quarter of fiscal 2003 was a result of license fee revenue recognized in the fourth quarter.

Sales and Pipeline Activity

Year-to-date signed contract wins through January 30, 2004 totaled $134.1 million, compared to $119.3 million reported for the same period last year.  New contracts pending (awarded but unsigned) totaled $95.3 million compared to $92.8 million last year.

Sales opportunities were approximately $1.0 billion (consisting of $365 million in proposals pending, $213 million in proposals in preparation, and $446 million of RFPs tracking) compared to $849 million reported for the same period a year ago.

Liquidity

At December 31, 2003, cash and cash equivalents totaled $143.4 million, after the Company’s repurchase of 10,000 common shares during the first fiscal quarter under its ongoing share repurchase program.   At the close of the first quarter, MAXIMUS had approximately $50.2 million available for future stock repurchases, which includes option proceeds that also fund this ongoing program.

Cash from operations totaled $16.0 million in the first quarter.  Days Sales Outstanding were 87 days at the end of the first quarter despite seasonality, compared to 86 days (94 days excluding the effect of product resale revenue) in the fiscal 2003 fourth quarter.

Dr. Mastran concluded, “While many states are still experiencing budget pressures, the improving economy indicates that there are signs of relief for government clients.  As such, we continue to see steady demand for many of our services and still anticipate solid revenue gains in Health, Financial Services and the Systems segments which will contribute to improved earnings for fiscal 2004.”

The Company will host a conference call on Thursday, February 5, 2004 at 10:30 a.m. (ET) that is open to the public and can be accessed by calling: 800.245.3043 (domestic) or 785.832.1508 (international). For those unable to listen to the call, a replay will be available for one week following the call through Thursday, February 12, 2004 at 11:59 p.m. (ET).  The replay will be available by calling: 402.530.0417 or 800.567.0675.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,500 employees located in more than 280 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, and 2003 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2003	December 31, 2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$117,372	$143,431
Restricted cash	3,653	3,425
Marketable securities	140	—
Accounts receivable – billed, net	114,992	95,845
Accounts receivable - unbilled	29,142	37,366
Deferred income taxes	3,410	51
Prepaid expenses and other current assets	7,063	6,692
Total current assets	275,772	286,810
Property and equipment, at cost	46,412	48,120
Less accumulated depreciation and amortization	(20,195)	(21,981)
Property and equipment, net	26,217	26,139
Software development costs	23,382	24,401
Less accumulated amortization	(8,699)	(9,748)
Software development costs, net	14,683	14,653
Deferred contract costs	7,283	14,788
Goodwill	81,757	82,358
Intangible assets, net	7,212	6,888
Other assets	2,096	2,377
Total assets	$415,020	$434,013
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,578	$20,331
Accrued compensation and benefits	23,219	19,564
Deferred revenue	22,356	21,537
Income taxes payable	2,837	—
Current portion of capital lease obligations	809	1,466
Other accrued liabilities	3,653	3,425
Total current liabilities	74,452	66,323
Capital lease obligations, less current portion	3,821	5,680
Deferred income taxes	2,745	3,189
Other liabilities	725	497
Total liabilities	81,743	75,689

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21, 200,197 and 21,730,981 shares issued and outstanding at September 30, 2003 and December 31, 2003, at stated amount, respectively	146,219	161,952
Accumulated other comprehensive (loss) income	(95)	70
Retained earnings	187,153	196,302
Total shareholders’ equity	333,277	358,324
Total liabilities and shareholders’ equity	$415,020	$434,013

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2002	2003
Revenue	$132,691	$138,894
Cost of revenue	90,430	96,311
Gross profit	42,261	42,583
Selling, general and administrative expenses	26,153	27,652
Income from operations	16,108	14,931
Interest and other income, net	547	192
Income before income taxes	16,655	15,123
Provision for income taxes	6,579	5,974
Net income	$10,076	$9,149

Earnings per share:
Basic	$0.48	$0.43
Diluted	$0.47	$0.42

Weighted average shares outstanding:
Basic	21,224	21,378
Diluted	21,492	21,933

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,
	2002	2003

Cash flows from operating activities:
Net income	$10,076	$9,149

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,226	1,787
Amortization	1,241	1,373
Deferred income taxes	62	3,802
Tax benefit due to option exercises	84	2,269
Non-cash equity based compensation	256	206

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(6,826)	19,147
Accounts receivable - unbilled	(7,059)	(8,224)
Prepaid expenses and other current assets	(624)	401
Deferred contract costs	—	(4,942)
Other assets	290	(184)
Accounts payable	(404)	(1,246)
Accrued compensation and benefits	(2,594)	(3,656)
Deferred revenue	872	(820)
Income taxes payable	3,235	(2,837)
Other liabilities	(92)	(227)

Net cash (used in) provided by operating activities	(257)	15,998

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(2,291)	(601)
Purchases of property and equipment	(1,041)	(1,708)
Decrease in notes receivable	46	49
Capitalization of software development costs	(585)	(1,019)
Decrease in marketable securities	—	128

Net cash used in investing activities	(3,871)	(3,151)

Cash flows from financing activities:
Employee stock transactions	908	13,593
Repurchases of common stock	(7,498)	(335)
Net payments on borrowings	(12)	(46)

Net cash (used in) provided by financing activities	(6,602)	13,212

Net (decrease) increase in cash and cash equivalents	(10,730)	26,059

Cash and cash equivalents, beginning of period	94,965	117,372

Cash and cash equivalents, end of period	$84,235	$143,431

SUPPLEMENTAL SEGMENT INFORMATION

Effective October 1, 2003, we implemented certain organizational changes to better manage our consulting services and systems lines of business. As a result of these organizational changes, our former Consulting segment is now reported as two separate external reporting segments: the Financial Services segment and the Management Services segment. The Financial Services segment includes the following divisions: Educational Services which provides school based claiming services, Child Welfare, Revenue Services and Cost Services. The Management Services segment includes the following divisions: Technology Support, Management Solutions Asset Services and the newly formed Federal Services division.

The Education Systems division, which provides student information systems through our proprietary SchoolMAX™ software, was previously part of the former Consulting segment, and is now part of the Systems segment. Additionally, the contracts within the Children Services division have been moved from the Human Services segment to the Enterprise Solutions division of the Systems segment because these contracts are predominately related to the implementation of statewide automated child welfare information systems (SACWIS).

We are providing certain financial segment information for earlier periods to reflect this change in the composition of our reportable segments as if we had operated under the new organizational structure during the last two full fiscal years. This information is being provided for comparison purposes only.

	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
Revenue:
Health Operations	$41,306	$34,973	$42,704	$42,169	$40,991	$41,118	$40,923	$39,471	$39,547
Human Services Operations	37,180	34,403	37,625	37,318	36,738	34,788	37,395	50,794	39,335
Financial Services	14,464	17,546	16,949	18,027	16,451	17,029	18,847	19,087	19,274
Management Services	17,732	16,591	16,760	16,145	14,220	13,372	12,687	11,563	10,410
Systems	18,888	18,440	19,052	20,426	24,291	24,356	31,889	32,273	30,328
Total	$129,570	$121,953	$133,090	$134,085	$132,691	$130,663	$141,741	$153,188	$138,894

Gross profit:
Health Operations	$8,872	$2,621	$8,588	$8,712	$10,351	$9,591	$8,532	$9,353	$9,939
Human Services Operations	7,549	6,958	9,072	8,638	7,076	6,036	7,427	7,542	7,283
Financial Services	7,156	8,756	6,978	9,483	8,352	9,152	10,216	9,134	9,340
Management Services	7,896	7,452	8,080	7,595	4,609	3,971	3,977	4,314	4,199
Systems	8,103	9,417	10,213	9,523	11,873	9,836	12,268	12,966	11,822
Total	$39,576	$35,204	$42,931	$43,951	$42,261	$38,586	$42,420	$43,309	$42,583

Income (loss) from operations:
Health Operations	$4,970	$(1,738)	$4,475	$4,791	$6,253	$5,039	$4,034	$4,755	$5,964
Human Services Operations	3,419	2,368	3,898	2,944	1,782	663	863	1,672	1,865
Financial Services	4,168	5,219	2,936	4,935	3,837	4,488	6,259	5,160	4,565
Management Services	3,314	2,711	3,074	2,793	1,595	769	978	641	(145)
Systems	1,796	2,223	2,635	1,286	2,443	(477)	2,043	3,133	2,520
Consolidating adjustments	326	582	787	427	198	516	310	88	162
Total	$17,993	$11,365	$17,805	$17,176	$16,108	$10,998	$14,487	$15,449	$14,931